UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2012

Superconductor Technologies Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21074	77-0158076
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

460 Ward Drive, Santa Barbara, CA	93111
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (805) 690-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2012, director John Lockton resigned from the Board of Directors of Superconductor Technologies Inc. (the “Company”), and on May 5, 2012 the Company entered into an exclusive consulting agreement with Mr. Lockton whereby he will provide the Company’s Board of Directors consulting services for a term commencing upon his resignation and ending March 31, 2013.

On May 6, 2012, the Company also entered into an exclusive consulting agreement with director Dennis Horowitz, who will retire as a director of the Company upon conclusion of his term as a director at the Company’s upcoming May 22, 2012 annual stockholders’ meeting, whereby Mr. Horowitz will provide the Company’s Board of Directors consulting services for a term commencing on May 22, 2012 and ending March 31, 2013.

Each of Mr. Lockton’s and Mr. Horowitz’s consulting agreements provides for total compensation of $35,000 and 10,000 shares of restricted common stock subject to vesting during the term.  Consistent with past practice, effective as of their respective dates of termination of board service, the Company also extended the exercise period of options held by such director to the term of the options and accelerated the vesting of previously granted restricted stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Consulting Agreement, dated May 5, 2012 between Superconductor Technologies Inc. and John Lockton

10.2	Consulting Agreement, dated May 6, 2012 between Superconductor Technologies Inc. and Dennis Horowitz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Superconductor Technologies Inc.

Dated: May 10, 2012	By:	/s/ WILLIAM J. BUCHANAN
William J. Buchanan
Vice President and Chief Financial Officer